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              RETENTION PROGRAM FOR KEY EMPLOYEES OF PUBLIC SERVICE
                         ENTERPRISE GROUP INCORPORATED

                             AMENDED APRIL 18, 2006

                  The Retention Program for Key Employees of Public Service Enterprise Group Incorporated is intended to reward selected officers and key employees of Public Service Enterprise Group Incorporated ("Enterprise") who continue to provide services to Enterprise after the date of the Merger Agreement between Exelon Corporation and Enterprise. This Program automatically incorporates all applicable restrictions of the American Jobs Creation Act of 2004 (the "AJCA") and guidance issued by the Department of Treasury under the AJCA, and Enterprise will amend the Program to the extent necessary to comply with such requirements. The AJCA, which became law on October 22, 2004, provides that payments due to a change in the ownership or effective control of the employer must comply with guidance issued by the Department of Treasury. The AJCA and any Treasury guidance issued to implement the AJCA may result in additional restrictions on a Key Employee's rights relating to compensation considered to be deferred under this Program. The timing under which a Key Employee has a right to receive any payment under the Program will automatically be modified, and a Key Employee's rights under the Program shall be limited as necessary to conform to any requirements under the AJCA and such guidance.

                  Subject to the foregoing, the Program shall be operated and administered in accordance with the following terms and conditions:

                  1.       DEFINITIONS.

                           a. "Annual Base Salary" means the annual compensation, excluding bonuses, commissions, overtime, incentive payments, perquisite allowances, non-monetary awards, director fees and other fees, relocation expense reimbursements, auto allowances, imputed income from group term life insurance, and any other non-recurring items, paid to or on behalf of a Key Employee for services rendered to Enterprise, before reduction for compensation deferred pursuant to all qualified, nonqualified and cafeteria plans of Enterprise.

                           b. "Cause" means (i) the willful and continued failure of a Key Employee substantially to perform his duties, (ii) willful engagement in gross misconduct materially and demonstrably injurious to Enterprise, (iii) willful violation of Enterprise's Standards of Integrity or other applicable corporate code of conduct, or (iv) conviction of a felony. No act or failure to act on the part of a Key Employee shall be considered "willful" unless it is done or omitted by the Key Employee in bad faith or without reasonable belief that the Key Employee's action or omission was in the best interest of Enterprise.

                           c. "Committee" means the Organization and Compensation Committee of the Board of Directors of Enterprise.

                           d. "Earned Date" means the date that is ninety (90) days after the Effective Time.




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                           e. "Effective Time" has the meaning ascribed to such
         term in the Merger Agreement.

                           f. "Key Employee" means an officer or key employee of Enterprise who meets the requirements of eligibility for participation in the Program and who is selected by the Committee to receive a Key Employee Retention Payment.

                           g. "Key Employee Retention Payment" means the cash payment paid to Key Employees and Qualifying Key Employees under the Program.

                           h. "Merger Agreement" means the merger agreement between Exelon Corporation and Enterprise, dated as of December 20, 2004.

                           i. "Merger Agreement Date" means the date on which the Merger Agreement is executed by Exelon Corporation and Enterprise.

                           h. "Program" means this Retention Program for Key Employees of Enterprise.

                           h. "Qualifying Key Employee" means those Key
         Employees who are continuously employed with Enterprise and Exelon Corporation from the date of the Merger Agreement through the Earned Date.

                           i. All capitalized terms not otherwise defined herein shall be ascribed the definition ascribed to each such term pursuant to the Merger Agreement.

                  2. ELIGIBILITY. The Committee, in its sole discretion, shall select, from those officers and key employees of Enterprise who are employed by Enterprise as of the Merger Agreement Date, Key Employees to participate in the Program. The Committee may delegate the selection of Key Employees who are not officers and the establishment of Key Employee Retention Payments to the Chief Executive Officer of Enterprise.

                  3. AMOUNT. The Committee, in its sole discretion, shall determine the total amount of the Key Employee Retention Payment to be paid to each Key Employee, which amount shall not be less than 40% of the Key Employee's Annual Base Salary and shall not exceed 150% of the Key Employee's Annual Base Salary. For purposes of the Program, the amount of a Key Employee's Annual Base Salary shall be determined as of the Merger Agreement Date.

                  4. PAYMENT SCHEDULE.

                           a. Except as provided in subparagraph c, Enterprise shall pay one half (1/2) of the Key Employee Retention Payments to the respective Key Employees within sixty (60) days following the first anniversary of the Merger Agreement Date.

                           b. Not later than the first business day following the Earned Date, Exelon Corporation shall pay the remaining amount of the Key Employee Retention Payments to the respective Qualifying Key Employees.



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                           c. All Key Employee Retention Payments with respect
         to retention awards made on or after March 31, 2006 shall be made not later than the first business day following the Earned Date.

                  5. PAYMENT CONDITIONED ON EXECUTION OF MERGER AGREEMENT.

                           a. Key Employee Retention Payments shall be made if
and only if the Merger Agreement is executed by authorized representatives of Exelon Corporation and Enterprise. In the event that the Merger Agreement is not executed, the Program shall be null and void ab initio, all payments authorized by the Committee under the Program shall immediately be cancelled, and no Key Employee shall have any rights or entitlements under the Program.

                           b. In the event that the Merger Agreement terminates
for any reason, the Program shall immediately terminate, all remaining payments authorized by the Committee under the Program shall immediately be cancelled, and no Key Employee shall have any rights or entitlements to further amounts under the Program.

                  6. TERMINATION OF EMPLOYMENT. A Key Employee who incurs a termination of employment prior to the first anniversary of the Merger Agreement Date shall not be entitled to receive a Key Employee Retention Payment. A Key Employee who incurs a termination of employment prior to the Earned Date shall not be eligible to receive the portion of the Key Employee Retention Payment that is paid after such date, provided that any Key Employee whose employment is involuntarily terminated without Cause as of or prior to the Effective Time shall be deemed to have remained employed through the Earned Date and shall be treated as a Qualifying Key Employee for all purposes.

                  7. ADMINISTRATION. The Program shall be administered by the Committee (or any successor thereto) consistent with the purpose and terms of the Program. The Committee (and any successor thereto) shall have full power and authority to interpret the Program, to select the employees eligible to participate, to determine the amount of Key Employee Retention Payments, and to make any other determinations and to take such other actions as it deems necessary or advisable in carrying out its duties under the Program, including the delegation of such authority or power, where appropriate. All decisions and determinations by the Committee (or any successor thereto) shall be final, conclusive and binding on Enterprise, Exelon Corporation, all employees and any other persons having or claiming an interest hereunder.

                  8. AMENDMENT AND TERMINATION.

                           a. The Program may be amended by the Committee at any
time; provided that no amendment shall cause any Key Employee not to be covered under the Program, reduce the amount of any Key Employee Retention Payment, or in any other manner adversely affect the rights of any Key Employee to a Key Employee Retention Payment. Notwithstanding the foregoing, if the Key Employee Retention Payments are deemed to be "deferred compensation" subject to Section 409A of the Internal Revenue Code of 1986, as amended, the




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Program shall be deemed to be amended as necessary to conform such payments to the requirements of Section 409A.

                           b. The Key Employee Retention Program shall terminate
when the total amount of all Key Employee Retention Payments have been paid to the respective Key Employees or their beneficiaries.

                  9.       MISCELLANEOUS.

                           a. Benefits provided under the Program shall be in addition to any increased payments or accelerated vesting available under any other employee benefit plan, program or arrangement, including an individual employment agreement.

                           b. No Key Employee Retention Payment shall be taken into consideration for the calculation of any pension, severance or other benefit under any employee benefit plan, program or arrangement.

                           c. The right of a Key Employee to receive a Key Employee Retention Payment shall not be deemed a right to continued employment prior to, on or after the Effective Time or the Earned Date, and shall not entitle the Key Employee to additional retention payments under any other retention program implemented by Enterprise or Exelon Corporation.

                           d. No person shall have the power or right to transfer (other than by will or the laws of descent and distribution), alienate or otherwise encumber such person's interest under the Key Employee Retention Program. The provisions of the Program shall inure to the benefit of each Key Employee and the Key Employee's beneficiaries, heirs, executors, administrators and successors in interest.

                           e. Enterprise and Exelon Corporation may make such provisions and take such action as they may deem necessary or appropriate for the withholding of any taxes that Enterprise or Exelon Corporation believe to be required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any Key Employee Retention Payment.

                           f. Key Employee Retention Payments shall not, in the aggregate, exceed $15,000,000. The cost of the first installment of Key Employee Retention Payments shall be borne by Enterprise. All remaining costs and expenses of the program shall be borne by Exelon Corporation.

                           g. Following the Effective Time, the Program shall be binding on Exelon Corporation to the same extent as if Exelon Corporation had expressly assumed the Program.

                           k. The Program and all determinations made and actions taken under the Program shall be governed by the laws of New York (excluding the choice of law provisions thereof).




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                           l. If any provision of the Program is held unlawful
         or otherwise invalid or unenforceable, in whole or in part, the unlawfulness, invalidity or unenforceability shall not affect any other parts of the Program, which parts shall remain in full force and effect.







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